SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*




                               Physiometrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]    Rule 13d-1(b)

               [X]    Rule 13d-1(c)

               [_]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       718928104
                -------------------------
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                  Tudor Investment Corporation
             -------------------------------------------------------------------
                  22-2514825
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
             -------------------------------------------------------------------
             (b)         X
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                    0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power            481,481
Owned by each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power               0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power       481,481
                         -------------------------------------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             481,481
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9    6.1%
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)        CO
--------------------------------------------------------------------------------

CUSIP No.       718928104
                -------------------
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                 Paul Tudor Jones, II
             -------------------------------------------------------------------
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                 ---------------------------------------------------------------
             (b)       X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization    USA
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                   0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power           481,481
Owned by each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power              0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power      481,481
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            481,481
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9     6.1%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)         IN
--------------------------------------------------------------------------------

CUSIP No.       718928104
                -------------------
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                The Raptor Global Portfolio Ltd.
             -------------------------------------------------------------------
                98-0211544
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                 ---------------------------------------------------------------
             (b)       X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization    Cayman Islands
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                  0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power          479,557
Owned by each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power             0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power     479,557
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           479,557
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9     6.1%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)         CO
--------------------------------------------------------------------------------

CUSIP No.       718928104
                -------------------
--------------------------------------------------------------------------------
       1)    Names of Reporting Person

             S.S. or I.R.S. Identification No. of Above Person

                 The Altar Rock Fund L.P.
             -------------------------------------------------------------------
                 06-1558414
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
       2)    Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                 ---------------------------------------------------------------
             (b)       X
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------
       3)    SEC Use Only
                          ------------------------------------------------------
--------------------------------------------------------------------------------
       4)    Citizenship or Place of Organization    Delaware
                                                  ------------------------------
--------------------------------------------------------------------------------
                         (5)  Sole Voting Power                  0
Number of Shares         -------------------------------------------------------
Beneficially             (6)  Shared Voting Power            1,924
Owned by each            -------------------------------------------------------
Reporting Person         (7)  Sole Dispositive Power             0
With                     -------------------------------------------------------
                         (8)  Shared Dispositive Power       1,924
--------------------------------------------------------------------------------
       9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,924
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                ------------------------------------------------
--------------------------------------------------------------------------------
      11)    Percent of Class Represented by Amount in Row 9     0.0%
--------------------------------------------------------------------------------
      12)    Type of Reporting Person (See Instructions)         PN
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Physiometrix, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Five Billerica Park
               North Billerica, MA 01862

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and Altar Rock is:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Mr. Jones is a citizen of the United States
               Altar Rock is a Delaware limited partnership
               Raptor Portfolio is a company organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               718928104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of February 29, 2000).

         (a)  Amount Beneficially Owned:  See Item 9 of cover pages

         (b)  Percent of Class: See Item 11 of cover pages

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote
                    See Item 5 of cover pages
                    ---------------------------
              (ii)  shared power to vote or to direct the vote
                    See Item 6 of cover pages
                    ---------------------------
              (iii) sole power to dispose or to direct the disposition of
                    See Item 7 of cover pages
                    ---------------------------
              (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                    ---------------------------

         The shares of Common Stock reported herein as beneficially owned are owned directly by Altar Rock (1,924 shares) and Raptor Portfolio (479,557 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Dated: March 9, 2000

                                  TUDOR INVESTMENT CORPORATION

                                  By:       /s/ Andrew S. Paul
                                      -----------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel



                                      /s/ Paul Tudor Jones, II
                                  ---------------------------------------------
                                      Paul Tudor Jones, II

                                  THE ALTAR ROCK FUND L.P.

                                  By: Tudor Investment Corporation,
                                      General Partner

                                      By:      /s/ Andrew S. Paul
                                          -------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel



                                  THE RAPTOR GLOBAL PORTFOLIO LTD.

                                  By: Tudor Investment Corporation,
                                      Investment Advisor

                                      By:      /s/ Andrew S. Paul
                                          -------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel